Exhibit 4.11

EXECUTION VERSION

U.S. $125,000,000

CREDIT AGREEMENT

Dated as of December 20, 2002

Among

COCA-COLA BOTTLING CO. CONSOLIDATED
as Borrower

THE BANKS NAMED HEREIN

SALOMON SMITH BARNEY INC.
as Lead Arranger

WACHOVIA BANK, NATIONAL ASSOCIATION
as Joint Lead Arranger and Syndication Agent

and

CITIBANK, N.A.
as Administrative Agent

T A B L E   O F   C O N T E N T S

i

ii

SCHEDULES

Schedule I	- Banks and Commitments
Schedule II	- Existing Liens
Schedule III	- Litigation
Schedule IV	- Material Subsidiaries
Schedule V	- Material Agreements
Schedule VI	- Existing Investments
Schedule VII	- Existing Contingent Obligations

EXHIBITS

Exhibit A	- Form of Notice of Borrowing
Exhibit B	- Form of Assignment and Acceptance
Exhibit C	- Form of Opinion of Special Counsel to the Borrower
Exhibit D	- Form of Opinion of Special New York Counsel to the Administrative Agent
Exhibit E	- Form of Compliance Certificate of Borrower
Exhibit F	- Form of Communications Agreement

iii

CREDIT AGREEMENT dated as of December 20, 2002 among COCA-COLA BOTTLING CO. CONSOLIDATED, a corporation organized under the laws of Delaware (the “Borrower”), the banks (each a “Bank” and, collectively, the “Banks”) listed on the signature pages hereof, and CITIBANK, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders (as hereinafter defined) make loans to it in an aggregate principal amount not exceeding $125,000,000 at any one time outstanding for the general corporate purposes of the Borrower, and the Lenders are prepared to make such loans on and subject to the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Cash Flow” means, with respect to any Person or assets, franchises or businesses acquired by the Borrower or any of its Consolidated Subsidiaries, operating income for any period of determination plus any amounts deducted for depreciation, amortization and operating lease expense in determining operating income during such period (to the extent not included in Consolidated Operating Income for such period), all determined using historical financial statements of such Person, assets, franchises or businesses acquired with appropriate adjustments thereto in order to reflect such operating income, depreciation, amortization and operating lease expense on an actual historical combined pro forma basis as if such Person, assets, franchises or businesses acquired had been owned by the Borrower or one of its Consolidated Subsidiaries during the applicable period. Operating income as used in the preceding sentence will be determined for the acquired Person, assets, franchises or businesses using the same method prescribed for determining Consolidated Operating Income.

“Administrative Agent” has the meaning set forth in the introduction hereto.

“Advance” has the meaning set forth in Section 2.01.

“Affiliate” means, as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors or other persons performing similar functions of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Applicable Facility Fee Rate” means, for any Rating Level Period, the rate per annum set forth below opposite the reference to such Rating Level Period:

Rating Level Period	Applicable Facility Fee Rate

Rating Level 1 Period	0.100%
Rating Level 2 Period	0.125%
Rating Level 3 Period	0.150%
Rating Level 4 Period	0.200%
Rating Level 5 Period	0.300%

Each change in the Applicable Facility Fee Rate resulting from a Rating Level Change shall be effective on the date of such Rating Level Change.

“Applicable Lending Office” means, with respect to any Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means:

(a)       for any Advance that is a Base Rate Advance, 0.000% per annum; and

(b)      for any Advance that is a Eurodollar Rate Advance for any Rating Level Period, the rate per annum set forth below opposite the reference to such Rating Level Period:

Rating Level Period	Applicable Margin

Rating Level 1 Period	0.400%
Rating Level 2 Period	0.475%
Rating Level 3 Period	0.600%
Rating Level 4 Period	0.800%
Rating Level 5 Period	0.950%

Each change in the Applicable Margin resulting from a Rating Level Change shall be effective on the date of such Rating Level Change.

“Applicable Utilization Fee Rate” means, for any Rating Level Period, the rate per annum set forth below opposite the reference to such Rating Level Period:

Rating Level Period	Applicable Utilization Fee Rate

Rating Level 1 Period	0.100%
Rating Level 2 Period	0.150%
Rating Level 3 Period	0.250%
Rating Level 4 Period	0.300%
Rating Level 5 Period	0.500%

Each change in the Applicable Utilization Fee Rate resulting from a Rating Level Change shall be effective on the date of such Rating Level Change.

“Arrangers” means Salomon Smith Barney Inc., as Lead Arranger, and Wachovia Securities Inc., as Joint Lead Arranger.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Bank” has the meaning set forth in the introduction hereto.

“Base Rate” means, for any period, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)       the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank’s base rate; and

(b)      1/2 of one percent per annum above the Federal Funds Rate for such period.

“Base Rate Advance” means, at any time, an Advance which bears interest at rates based upon the Base Rate.

“Borrower” has the meaning set forth in the introduction hereto.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Flow/Fixed Charges Ratio” means, at any time, the ratio of (i) Consolidated Cash Flow for the then most recently concluded period of four consecutive fiscal quarters of the Borrower to (ii) Consolidated Fixed Charges for such period.

“Change in Control” means that:

(a)       The Coca-Cola Company and any of its wholly-owned Subsidiaries shall cease to own, beneficially and of record, at least 10% of the outstanding capital stock of the Borrower; or

(b)      any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this paragraph (b) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than (i) The Coca-Cola Company, (ii) other shareholders of the Borrower as of the date hereof and (iii) J. Frank Harrison III, his spouse and the lineal descendants of either of the foregoing (or trusts, corporations, partnerships, limited partnerships, limited liability companies or other estate planning vehicles for the benefit thereof), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power of all voting shares of the Borrower; or

(c)       during any period of 25 consecutive calendar months, a majority of the Board of Directors of the Borrower shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board and (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board.

“Citibank” means Citibank, N.A., a national banking association.

“Closing Date” means the date as of which the Administrative Agent notifies the Borrower that the conditions precedent set forth in Section 3.01 have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” has the meaning set forth in Section 2.01(a).

“Commitment Termination Date” means the date three years after the date of this Agreement; provided that if such date is not a Business Day, the Commitment Termination date shall be the immediately preceding Business Day.

“Communications Agreement” means an agreement between the Borrower and the Administrative Agent in substantially the form of Exhibit F, as from time to time amended.

“Consolidated” refers to the consolidation of accounts of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Cash Flow” means, for any period, Consolidated Operating Income for such period plus any amounts deducted for depreciation, amortization and operating lease expense in determining Consolidated Operating Income.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (i) Consolidated Net Interest Expense for such period, (ii) the amount of obligations of the Borrower and its Consolidated Subsidiaries as lessees, on leases other than Capitalized Leases, accrued during such period and (iii) payments made or required to be made by the Borrower and its Consolidated Subsidiaries during such period under agreements providing for or containing covenants not to compete.

“Consolidated Funded Indebtedness” shall mean, at any time, the aggregate outstanding principal amount of all Funded Indebtedness of the Borrower and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP.

“Consolidated Funded Indebtedness/Cash Flow Ratio” shall mean, at any time, the ratio of (a) the aggregate amount of (i) Consolidated Funded Indebtedness and (ii) 50% of every Contingent Obligation of the Borrower and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP to (b) Consolidated Cash Flow for the then most recently concluded period of four consecutive fiscal quarters of the Borrower plus Acquisition Cash Flow for such period.

“Consolidated Net Interest Expense” shall mean, for any period, the aggregate net amount of interest payments of the Borrower and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP, excluding, however, such amounts as arise from the amortization of capitalized interest, discount and fees reflected as an asset on the Borrower’s books and records on the date hereof.

“Consolidated Operating Income” shall mean, for any period, the net income of the Borrower and its Consolidated Subsidiaries, before any deduction in respect of interest or taxes, determined and consolidated in accordance with GAAP, excluding, however, extraordinary items in accordance with GAAP (which shall include without limitation, in any event, any income, net of expenses, or loss realized by the Borrower or any Consolidated Subsidiary from any sale of assets outside the ordinary course of business, whether tangible or intangible, including franchise territories and securities).

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the financial obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a Letter of Credit, but excluding the endorsement of instruments for deposit or collection in the ordinary course of business.

“Continuation”, “Continue” and “Continued” each refers to a continuation of Eurodollar Rate Advances from one Interest Period to the next Interest Period pursuant to Section 2.09(b).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or Section 2.09(a).

“Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

“Dollars” means the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in Schedule I or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means:

(a)       a Lender and any Affiliate of such Lender;

(b)      a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000;

(c)       a savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000;

(d)      a commercial bank organized under the laws of any other country which is a member of the OECD or a political subdivision of any such country, and having total assets in excess of $1,000,000,000; and

(e)       a finance company or other financial institution or fund (whether a corporation, partnership or other Person) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $500,000,000.

“Environmental Law” means any Federal, state or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act and the Federal Insecticide, Fungicide and Rodenticide Act, in each case, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in Schedule I of such Lender or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance, the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1% per annum) appearing on Telerate Page 3750 as of 11:00 a.m. (London time) on the date (as to any Interest Period, the “Determination Date”) that is two Business Days before the first day of such Interest Period, as LIBOR for a period equal to such Interest Period. In the event that Telerate Page 3750 shall cease to report such LIBOR or, in the reasonable judgment of the Majority Lenders, shall cease to accurately reflect such LIBOR, then the “Eurodollar Rate” with respect to such Interest Period for such Eurodollar Rate Advance shall be the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank, N.A., in London, England to leading banks in the London interbank market at 11:00 A.M. (London time) on the Determination Date in an amount comparable to the amount of the related Borrowing and for a period equal to such Interest Period.

“Eurodollar Rate Advance” means, at any time, an Advance which bears interest at rates based upon the Eurodollar Rate.

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Representations” means the representations and warranties set forth in Section 4.01(f) and Section 4.01(g).

“Existing Credit Agreement” means the Credit Agreement dated as of December 21, 1995 among the Borrower, certain financial institutions and Nationsbank, N.A., as Administrative and Syndication Agent, as amended.

“Facility Fee” has the meaning set forth in Section 2.03(a).

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Funded Indebtedness” of a Person shall mean (i) all liabilities of such Person of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v) of the definition of “Indebtedness” herein, including without limitation commercial paper, of any maturity, and (ii) other indebtedness (including the current portion thereof) of such Person which would be classified in whole or part as a long-term liability of such Person in accordance with GAAP, and shall in any event include (i) any Indebtedness having a final maturity more than one year from the date of creation of such Indebtedness and (ii) any Indebtedness, regardless of its term, which is renewable or extendable by such Person (pursuant to the terms thereof or pursuant to a revolving credit or similar agreement or otherwise) to a date more than one year from the date of creation of such Indebtedness or any date of determination of Funded Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the federal government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, and radon gas, any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar meaning and regulatory effect, under any Environmental Law and any other substance exposure to which is regulated under any Environmental Law.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (excluding accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or similar instruments, (v) Capitalized Lease Obligations, (vi) net Rate Hedging Obligations, (vii) Contingent Obligations in respect of Indebtedness, (viii) obligations for which such Person is obligated pursuant to or in respect of a Letter of Credit and (ix) repurchase obligations or liabilities of such Person with respect to accounts, notes receivable or securities sold by such Person.

“Interest Period” means, with respect to any Eurodollar Rate Advance, the period beginning on the date such Eurodollar Rate Advance is made or Continued, or Converted from a Base Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be one, two, three or six months or (if available to the Lenders in the opinion of the Lenders) nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

(i)       any Interest Period that would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date;

(ii)      each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iii)     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Lenders” means the Banks listed on the signature pages hereof and each Person that shall become a party hereto pursuant to Sections 8.06(a), (b) and (c).

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBOR” means the rate at which deposits in U.S. dollars are offered to leading banks in the London interbank market.

“Lien” means any lien, mortgage, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement having substantially the same effect as a lien, including, without limitation, the lien or retained security title of a conditional vendor.

“Majority Lenders” means, at any time, Lenders having Advances representing more than 66-2/3% of the aggregate outstanding principal amount of the Advances or, if no Advances are outstanding, Lenders having Commitments representing more than 66-2/3% of the total Commitments at such time.

“Margin Stock” means margin stock within the meaning of Regulation U.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in or, as the case may be, effect on (i) the business, condition (financial or otherwise), or operations of the Borrower and its Consolidated Subsidiaries taken as a whole, (ii) the legality, validity or enforceability of this Agreement or (iii) the ability of the Borrower to pay and perform its obligations hereunder.

“Material Agreements” has the meaning specified in Section 4.01(o).

“Material Indebtedness” has the meaning set forth in Section 6.01(d).

“Material Subsidiary” shall mean a Subsidiary which (i) owns, leases or occupies any building, structure or other facility used primarily for the bottling, canning or packaging of soft drinks or soft drink products or warehousing and distributing of such products, other than any such building, structure or other facility or portion thereof, which is not of material importance to the total business conducted by the Borrower and its Subsidiaries as an entirety, (ii) is a party to any contract with respect to the bottling, canning, packaging or distribution of soft drinks or soft drink products, other than any such contract which is not of material importance to the total business conducted by the

Borrower and its Subsidiaries as an entirety, and in any event includes each of the Subsidiaries indicated as Material Subsidiaries listed in Schedule IV as of the date hereof, and (iii) any Subsidiary of the Borrower that would qualify as a “significant subsidiary” under Regulation S-X of the Securities and Exchange Commission (or its successor agency).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Moody’s Rating” means, at any time, the rating of the long-term senior unsecured non-credit-enhanced debt obligations of the Borrower then outstanding most recently announced by Moody’s.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of a Controlled Group has or had an obligation to contribute.

“Note” has the meaning set forth in Section 2.17.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“OECD” means the Organization for Economic Cooperation and Development.

“Other Taxes” has the meaning set forth in Section 2.14(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) to which Section 4021 of ERISA applies and (i) which is maintained for employees of the Borrower or any member of a Controlled Group or (ii) to which the Borrower or any member of a Controlled Group made, or was required to make, contributions at any time within the preceding five years.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

“Rating Level Change” means a change in the Moody’s Rating or the Standard & Poor’s Rating (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in such rating is first announced by Moody’s or Standard & Poor’s, as the case may be.

“Rating Level Period” means a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period or a Rating Level 5 Period; provided that:

(i)       “Rating Level 1 Period” means a period during which the Moody’s Rating is at or above A- or the Standard & Poor’s Rating is at or above A3;

(ii)      “Rating Level 2 Period” means a period that is not a Rating Level 1 Period during which the Moody’s Rating is Baa1 or the Standards & Poor’s Rating is at or above BBB+;

(iii)     “Rating Level 3 Period” means a period that is not a Rating Level 1 Period or a Rating Level 2 Period during which Moody’s Rating is at or above Baa2 or the Standard & Poor’s Rating is at or above BBB;

(iv)     “Rating Level 4 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period or a Rating Level 3 Period during which the Moody’s Rating is at or above Baa3 or the Standard & Poor’s Rating is at or above BBB-; and

(v)      “Rating Level 5 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period or a Rating Level 4 Period;

and provided further that if the Moody’s Rating and the Standard & Poor’s Rating differ by more than one rating level, then the Rating Level Period shall be one Rating Level Period higher than the Rating Level Period resulting from the application of the lower of such ratings (for which purpose Rating Level Period 1 is the highest Rating Level Period and Rating Level 5 is the lowest Rating Level Period).

“Register” has the meaning set forth in Section 8.06(d).

“Regulations T, U and X” means Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

“Reportable Event” means (i) a reportable event described in Section 4043 of ERISA and regulations thereunder (other than reportable events for which notice has been waived pursuant to PBGC regulations), (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, or (iii) a cessation of operations at a facility causing more than 20% of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA.

“Responsible Officer” means the President, the Controller, the Treasurer or the Chief Financial Officer of the Borrower.

“Solvent” means, with respect to any Person at any time, that (a) the fair value of the Property of such Person is greater than the total amount of liabilities (including without limitation contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s property would constitute an unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Service, presently a division of The McGraw-Hill Companies, Inc., and its successors.

“Standard & Poor’s Rating” means, at any time, the rating of the long-term senior unsecured, non-credit-enhanced debt obligations of the Borrower then outstanding most recently announced by Standard & Poor’s.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, that notwithstanding the foregoing, Piedmont Coca-Cola Bottling Partnership, a Delaware general partnership, shall be deemed to be a Subsidiary of the Borrower so long as the Borrower owns a greater than 50% economic interest therein.

“Taxes” has the meaning set forth in Section 2.14(a).

“Telerate Page 3750” means the display designated as page “3750” on the Bridge Information Service (or such other page as may replace page “3750” on the Dow Jones

Markets Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits).

“Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under any other provision of Title IV of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA or (d) the institution by the PBGC of proceedings to terminate such Plan, in each case which could reasonably be expected to have a Material Adverse Effect.

“Type” refers to whether an Advance is a Base Rate Advance or a Eurodollar Rate Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using the PBGC actuarial assumptions utilized for purposes of determining the current liability for purposes of such valuation.

“Utilization Fee” has the meaning set forth in Section 2.03(b).

SECTION 1.02.   Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”.

SECTION 1.03.   Accounting Terms.(a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and the Borrower so requests, the Administrative Agent, the Lenders and the Borrower will negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein.

ARTICLE 2
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances.

(a)       Each Lender severally agrees, on and subject to the terms and conditions hereinafter set forth, to make advances to the Borrower (each, an “Advance”) from time to time on any Business Day during the period from the Closing Date until the Commitment Termination Date in an aggregate amount up to but not exceeding at any one time outstanding the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule I or, if such Lender has entered into an Assignment and Acceptance, set forth for such Lender in the Register, as such amount may be reduced pursuant to Section 2.04 (such Lender’s “Commitment”) and, as to all Lenders, up to but not exceeding at any one time outstanding $125,000,000.

(b)      Each Borrowing and each Conversion or Continuation thereof (i) shall (except as otherwise provided in Sections 2.08(f) and (g)) be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall consist of Advances of the same Type (and, if such Advances are Eurodollar Rate Advances, having the same Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their respective Commitments.

(c)       Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

SECTION 2.02. Making the Advances.

(a)       (i)       Each Borrowing shall be made on notice, given not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of such Borrowing (in the case of a Borrowing consisting of Eurodollar Rate Advances) or given not later than 11:00 a.m. (New York City time) on the Business Day of such Borrowing (in the case of a Borrowing consisting of Base Rate Advances), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof.

(ii)      Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.

(iii)     Each Lender shall, before 1:00 p.m. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of such Borrowing.

(iv)     Upon the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

(b)      Anything in subsection (a) above to the contrary notwithstanding, the Borrower may select Eurodollar Rate Advances for any Borrowing only in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c)       Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense (excluding loss of profit) reasonably incurred by such Lender as a result of any failure to make such Borrowing (including, without limitation, as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Article 3) and the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing. A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d)      Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand (but without duplication) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement (and such Advance shall be deemed to have been made by such Lender on the date on which such amount is so repaid to the Administrative Agent).

(e)       The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve the other Lenders of their obligations hereunder to make an Advance on the date of such Borrowing, and no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Certain Fees.

(a)       Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) on the average daily amount (whether used or unused) of such Lender’s Commitment from the date hereof (in the case of each Bank) and from the Closing Date specified in the Assignment and Acceptance pursuant to which it became a Lender (in the case of each such Lender) until the Commitment Termination Date at a rate per annum equal to the Applicable Facility Fee Rate. The Facility Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Commitment Termination Date, commencing on the last Business Day of March, 2003.

(b)      Utilization Fee. For each day on which the aggregate principal amount of Advances outstanding exceeds an amount equal to 50% of the aggregate Commitments, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a utilization fee (the “Utilization Fee”) on the aggregate principal amount of the Advances of such Lender outstanding on such day at a rate per annum equal to the Applicable Utilization Fee Rate. The Utilization Fee shall be payable in respect of each Advance on each date on which interest is payable on such Advance as specified in Section 2.06(a) hereof.

(c)       Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent’s own account, an administrative agency fee at the times and in the amounts heretofore agreed between the Borrower and the Administrative Agent.

SECTION 2.04. Reduction of the Commitments.

(a)       The Commitment of each Lender shall be automatically reduced to zero on the Commitment Termination Date.

(b)      The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the Commitments of the Lenders; provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the Advances then outstanding; and provided further that each partial reduction shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c)       Once reduced or terminated, the Commitments may not be reinstated.

SECTION 2.05. Repayment of Advances. The Borrower shall repay the unpaid principal amount of each Advance made by each Lender, and each Advance made by each Lender shall mature, on the Commitment Termination Date.

SECTION 2.06. Interest.

(a)       Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender, from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)       Base Rate Advances. While such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)      Eurodollar Rate Advances. While such Advance is a Eurodollar Rate Advance, a rate per annum for each Interest Period for such Advance equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Advances as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs at three-month intervals after the first day of such Interest Period, and on each date on which such Eurodollar Rate Advance shall be Continued, Converted or paid.

(b)      Default Interest. Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing, the Borrower shall pay interest on:

(i)       the unpaid principal amount of each Advance owing to each Lender, payable on demand (and in any event in arrears on the dates referred to in Section 2.06(a)(i) or (a)(ii) above), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to said Section 2.06(a)(i) or (a)(ii), as applicable; provided that if such Event of Default shall be continuing at the end of any Interest Period for any Eurodollar Rate Advance, such Advance shall forthwith be Converted to a Base Rate Advance bearing interest as aforesaid in this Section 2.06(b)(i); and

(ii)      the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.06(a)(i) above.

SECTION 2.07. Additional Interest on Eurodollar Rate Advances. he Borrower shall pay to each Lender additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for each Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent.

SECTION 2.08. Interest Rate Determinations; Changes in Rating Systems.

(a)       The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rates determined by the Administrative Agent for the purposes of Section 2.06.

(b)      If the relevant rates do not appear on Telerate Page 3750, and the Eurodollar Rate cannot be determined on the basis set forth in the second sentence of the definition of “Eurodollar Rate”:

(i)       the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances for such Interest Period,

(ii)      each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(iii)     the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)       If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

(i)       each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii)      the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

(d)      If the Borrower shall fail to select the duration of any ensuing Interest Period for any outstanding Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and the Borrower will automatically be deemed to have selected an Interest Period of three months therefor.

(e)       On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(f)       Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall automatically be suspended until such Event of Default shall be cured or waived.

(g)      If the rating system of either Moody’s or Standard & Poor’s shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (provided that any such amendment to such specific ratings shall not be effective without the approval of the Majority Lenders).

SECTION 2.09. Voluntary Conversion and Continuation of Advances.

(a)       Optional Conversion. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the outstanding Advances of one Type comprising part of the same Borrowing into Advances of the other Type; provided that (i) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (ii) in the case of any such Conversion of a Eurodollar Rate Advance into a Base Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Advances to be Converted, and (z) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)      Continuations. The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Continuation and subject to the provisions of Sections 2.08 and 2.12, Continue all or any portion of the outstanding Eurodollar Rate Advances comprising part of the same Borrowing for one or more Interest Periods; provided that (i) Eurodollar Rate Advances so Continued and having the same Interest Period shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (ii) in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Each such notice of a Continuation shall, within the restrictions specified above, specify (x) the date of such Continuation, (y) the Eurodollar Rate Advances to be Continued and (y) the duration of the initial Interest Period (or Interest Periods) for the Eurodollar Rate Advances subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on the Borrower.

SECTION 2.10. Prepayments of Advances. The Borrower may, on notice given not later than 11:00 a.m. (New York City time) on the second Business Day prior to the date of the proposed prepayment of Advances (in the case of an Eurodollar Rate Advances) or given not later than 11:00 a.m. (New York City time) on the Business Day of the proposed prepayment of Advances (in the case of Base Rate Advances), stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or integral multiples of $1,000,000 in excess thereof and (y) in the case of any such prepayment of a Eurodollar Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c). The Borrower shall have no right to prepay the Advances except as provided in this Section 2.10 (or as required pursuant to the other provisions of this Agreement).

SECTION 2.11. Increased Costs.

(a)       If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, prepared in good faith and submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)      If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts, prepared in good faith and submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make or Continue Eurodollar Rate Advances or to fund or otherwise maintain Eurodollar Rate Advances hereunder, (i) the obligation of such Lender to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the

Lenders that the circumstances causing such suspension no longer exist and (ii) each Eurodollar Rate Advance of such Lender shall convert into a Base Rate Advance at the end of the then current Interest Period for such Eurodollar Rate Advance.

SECTION 2.13. Payments and Computations.

(a)       The Borrower shall make each payment hereunder without set-off or counterclaim not later than 12:00 noon (New York City time) on the day when due in Dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Facility Fee or Utilization Fee ratably (other than amounts payable pursuant to Section 2.02(c), 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(d), from and after the Closing Date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such Closing Date directly between themselves.

(b)      All computations of interest based on Citibank’s base rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of the Facility Fee and the Utilization Fee shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.07 shall be made by the relevant Lender, on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)       Whenever any payment hereunder would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest, Facility Fee and Utilization Fee, as the case may be; provided however that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to fall due in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)      Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each

Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.14. Taxes.

(a)       Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)      In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c)       The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such Taxes and Other Taxes, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding (as between the Borrower, the Lenders and the Administrative Agent) for all purposes, absent manifest error.

(d)      Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof or other proof of payment of such Taxes reasonably satisfactory to the relevant Lender(s). If no Taxes are payable in respect of any payment hereunder, upon the request of the Administrative Agent the Borrower will furnish to the Administrative Agent, at such address, a statement to such effect with respect to each jurisdiction designated by the Administrative Agent.

(e)       Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement (in the case of each Bank) and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.14(a).

(f)       For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States; provided however that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender may reasonably request to assist the Lender to recover such Taxes.

(g)      Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.15. Set-Off; Sharing of Payments, Etc.

(a)       Without limiting any of the obligations of the Borrower or the rights of the Lenders hereunder, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any Note each Lender may, without prior notice to the Borrower (which notice is expressly waived by it to the fullest extent permitted by applicable law), set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and other obligations and liabilities at any time held or owing by such Lender or any branch or agency thereof to or for the credit or account of the Borrower. Each

Lender shall promptly provide notice of such set-off to the Borrower, provided that failure by such Lender to provide such notice shall not affect the validity of such set-off and application.

(b)      If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.02(c), 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them or make such other adjustments as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Right to Replace a Lender. If the Borrower is required to make any additional payment pursuant to Section 2.11 or 2.14 to any Lender or if any Lender’s obligation to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended pursuant to Section 2.12 (in each case, such Lender being an “Affected Person”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Person as a party to this Agreement; provided that, no Default or Event of Default shall have occurred and be continuing at the time of such replacement; and provided further that, concurrently with such replacement, (i) another financial institution which is an Eligible Assignee and is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances of the Affected Person pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations (including all outstanding Advances) of the Affected Person to be terminated as of such date and to comply with the requirements of Section 8.06 applicable to assignments, and (ii) the Borrower shall pay to such Affected Person in same day funds on the day of such replacement all accrued interest, accrued fees and other amounts then owing to such Affected Person by the Borrower hereunder to and including the date of termination, including without limitation payments due such Affected Person under Section 2.11 and 2.14.

SECTION 2.17. Evidence of Indebtedness. (a)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)      The Administrative Agent shall maintain accounts in which it shall record (i) the date, amount, Type, interest rate and duration of Interest Period (if applicable) of each

Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)       The entries made in the accounts maintained pursuant to clause (a) or (b) of this Section 2.17 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

(d)      Any Lender may request that its Advances be evidenced by a promissory note. In such event, the Borrower will promptly prepare, execute and deliver to such Lender a promissory note (a “Note”) payable to the order of such Lender, in a form approved by the Administrative Agent, in a principal amount equal to the amount of such Lender’s Commitment and otherwise duly completed.

SECTION 2.18. Extension of Commitments. (a)   The Borrower may, not earlier than 90 days and not later than 60 days before the Commitment Termination Date, by notice to the Administrative Agent request that the Commitment Termination Date then in effect (the “Existing Commitment Termination Date”) be extended to the date 364 days after the Existing Commitment Termination Date. The Administrative Agent shall promptly notify the Lenders of such request. The Borrower may make this extension request only once.

(b)      Each Lender, in its sole discretion, shall, by notice to the Administrative Agent given not more than 60 nor less than 50 days before the Existing Commitment Termination Date, advise the Administrative Agent whether or not such Lender agrees to such extension. A Lender that determines not to so extend its Commitment shall so notify the Administrative Agent promptly after making such determination and is herein called a “Non-Extending Lender”. If a Lender does not give timely notice to the Administrative Agent of whether or not such Lender agrees to such extension, it shall be deemed to be a Non-Extending Lender.

(c)       The Administrative Agent shall notify the Borrower of each Lender’s determination on or before the date 45 days before the Existing Commitment Termination Date.

(d)      If and only if (i) the total of the Commitments of Lenders that have agreed to extend their Commitments as herein provided is more than 75% of the aggregate amount of the Commitments in effect immediately prior to the Existing Commitment Termination Date, and (ii) immediately prior to the Existing Commitment Termination Date no Default has occurred and is continuing and the representations and warranties of the Borrower set forth in Section 4.01 shall be true and correct in all material respects on and as of the Existing Commitment Termination Date as though made on and as of such date, then effective on the Existing Commitment Termination Date the Commitment Termination Date shall be extended to the date 364 days after the Existing Commitment Termination Date (or, if such day is not a Business Day, the immediately preceding Business Day) which date shall thereafter be the Commitment

Termination Date, provided that the Commitment of each Non-Extending Lender shall in any event terminate on the Existing Commitment Termination Date and the Borrower shall pay in full on the Existing Termination Date all amounts payable to each Non-Extending Lender hereunder.

ARTICLE 3
CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Initial Borrowing. The obligation of each Lender to make an Advance on the occasion of the initial Borrowing is subject to the condition precedent that the Closing Date shall occur on or before December 31, 2002 and that the Administrative Agent shall have received the following, each (unless otherwise specified below) dated the Closing Date, in form and substance satisfactory to the Administrative Agent and (except for the items in clauses (a), (b) and (c)) in sufficient copies for each Lender:

(a)       Certified copies of (x) the charter and by-laws of the Borrower, (y) the resolutions of the Board of Directors of the Borrower authorizing the making and performance by the Borrower of this Agreement and the transactions contemplated hereby, and (z) documents evidencing all other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(b)      A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder.

(c)       A certificate from the Secretary of State of the State of Delaware dated a date reasonably close to the date hereof as to the good standing of and charter documents filed by the Borrower.

(d)      A favorable opinion of Kennedy Covington Lobdell & Hickman, L.L.P., special counsel to the Borrower, substantially in the form of Exhibit C hereto.

(e)       A favorable opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, substantially in the form of Exhibit D hereto.

(f)       A certificate of a Responsible Officer of the Borrower certifying that (i) no Default or Event of Default as of the date thereof has occurred and is continuing, and (ii) the representations and warranties contained in Section 4.01 are true and correct on and as of the date thereof as if made on and as of such date.

(g)      Evidence of the termination of the commitment of each lender under the Existing Credit Agreement and of the payment by the Borrower of all amounts whatsoever payable by it under the Existing Credit Agreement.

(h)      The Communications Agreement, duly extended and delivered by the Borrower and the Administrative Agent.

(i)       Such other documents relating to this Agreement and the transactions contemplated hereby as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including without limitation the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a)       the representations and warranties contained in Section 4.01 (excluding, in the case of any Borrowing after the initial Borrowing, the Excluded Representations) shall be true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b)      No Default shall have occurred and be continuing, or would result from such Borrowing or from the application of the proceeds thereof.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)       The Borrower and each of its Material Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could have a Material Adverse Effect and (iii) has all requisite power and authority to own or lease and operate its Property and to carry on its business as now conducted and as proposed to be conducted.

(b)      The making and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not violate (i) any provision of the Borrower’s charter or by-laws, (ii) any agreement, indenture or other contractual restriction binding on the Borrower, (iii) any law, rule or regulation (including, without limitation, the Securities Act of 1933 and the Exchange Act and the regulations thereunder, and Regulations T, U or X), or (iv) any order, writ, judgment, injunction, decree, determination or award binding on the Borrower. The Borrower is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any contractual restriction binding upon it, except for such violation or breach which would not have a Material Adverse Effect.

(c)       No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required (other than those which have been obtained) for the making and performance by the Borrower of this Agreement or for the legality, validity, binding effect or enforceability thereof.

(d)      This Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

(e)       (i) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 30, 2001 and the related consolidated statements of income and retained earnings and changes in financial position for the fiscal year ended on such date, certified by Pricewaterhouse Coopers L.L.P., copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date, and the consolidated results of their operations and changes in financial position for the fiscal year then ended.

(ii)      The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at September 29, 2002, and the related unaudited consolidated statements of income and retained earnings and changes in financial position for the nine-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date, and the consolidated results of their operations and changes in financial position for the nine-month period then ended (subject to normal year-end audit adjustments).

(iii)     All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP for the periods involved.

(iv)     Neither the Borrower nor any of its Consolidated Subsidiaries has any material Contingent Obligation or liability for taxes, long-term lease or unusual forward or long-term commitment which is not reflected herein or in the schedules and exhibits hereto or in the foregoing statements or in the notes thereto.

(f)       Since December 30, 2001, no Material Adverse Change has occurred.

(g)      Except as disclosed in Schedule III, no litigation, investigation or proceeding of or before any court or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Material Subsidiaries or against any of its or their respective Property or revenues (i) with respect to this Agreement or the Notes or any of the transactions contemplated hereby or (ii) which, in the reasonable judgment of the Borrower, would have a Material Adverse Effect.

(h)      The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, or for any purpose that violates or would be inconsistent with the provisions of Regulations T, U and X.

(i)       The Borrower is not an “investment company”, or a Person “controlled by” an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(j)       All information that has been made available by the Borrower or any of its representatives to the Administrative Agent or any Lender in connection with the negotiation of this Agreement was, on or as of the dates on which such information was made available, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.

(k)      A copy of the most recent Annual Report (5500 Series Form), including all attachments thereto, filed with the Internal Revenue Service for each Plan, has been provided to the Administrative Agent and fairly presents the funding status of each Plan. There has been no deterioration in any single Plan’s funding status, or, collectively, all of the Plan’s funding status since the date of such Annual Report that could reasonably be expected to have a Material Adverse Effect. The Borrower has provided the Administrative Agent with a list of all Plans and Multiemployer Plans and all available information with respect to direct, indirect, or potential withdrawal liability to any Multiemployer Plan of the Borrower or any member of a Controlled Group.

(l)       The Borrower and each of its Material Subsidiaries is in compliance with all laws, statutes, rules, regulations and orders binding on or applicable to the Borrower or such Material Subsidiary (including, without limitation, all Environmental Laws) and all of their respective Property, subject to the possible implications of the litigation and proceedings described in Schedule III and except to the extent failure to so comply could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(m)     Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns which to the knowledge of the Borrower are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be, or those the failure to pay which, in the aggregate, would not be materially adverse to the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries taken as a whole); and (i) no tax liens have been filed and (ii) to the knowledge of the Borrower, no claims are being asserted with respect to any such taxes, fees or other charges, which, either individually or in the aggregate, are in excess of $1,000,000.

(n)      Schedule IV contains an accurate list of all of the presently existing Subsidiaries and Material Subsidiaries, setting forth their respective jurisdictions of incorporation and the percentage of their respective outstanding capital stock or other equity interests owned by the Borrower or other Subsidiaries and all of the issued and outstanding shares of capital stock or other equity interests of the Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

(o)      The agreements identified on Schedule V (the “Material Agreements”) are all of the material business contracts (other than purchase and sales agreements and credit agreements) to which the Borrower or any Material Subsidiary is a party; each Material Agreement is in full force and effect; and the Borrower and its Material Subsidiaries are in full compliance with the terms and provisions applicable to them contained in the Material Agreements.

(p)      The Borrower is, and immediately after the making of each Borrowing will be, Solvent.

ARTICLE 5
COVENANTS OF THE BORROWER

SECTION 5.01. Covenants. So long as any Commitment shall remain in effect and until payment in full of all amounts payable by the Borrower hereunder, unless the Majority Lenders shall otherwise consent in writing:

(a)       Financial Statements. The Borrower will furnish to each Lender:

(i)       as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, copies of the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year and of the related consolidated statements of income and retained earnings and changes in financial position for such year, setting forth in each case in comparative form the figures for the previous year, certified without qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing;

(ii)      as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and of the related unaudited consolidated statements of income and retained earnings and changes in financial position of the Borrower and its Consolidated Subsidiaries for such quarterly period and the portion of the fiscal year through such date, setting forth in each case in comparative form figures for the previous year, certified by a Responsible Officer (subject to normal year-end audit adjustments);

(iii)     concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) above, a Compliance Certificate;

(iv)     promptly upon the filing thereof, copies of all registration statements and annual, quarterly or other regular reports which the Borrower files with the Securities and Exchange Commission or any securities exchange; and

(v)      such other information relating to the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein). The Borrower agrees to comply with the terms of the Communications Agreement.

(b)      Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances solely for its general corporate purposes; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

(c)       Certain Notices.

(1)      The Borrower will give notice in writing to the Administrative Agent and the Lenders of (i) the occurrence of any Default or Event of Default and (ii) any change in the rating of the long-term senior unsecured non-credit-enhanced debt obligations of the Borrower by Moody’s or Standard & Poor’s, each such notice to be given promptly and in any event within five days after occurrence thereof.

(2)       Promptly after the Borrower, any member of a Controlled Group or any administrator of a Plan:

(i)       receives the notification referred to in clauses (i), (iv) or (vii) of Section 6.01(h),

(ii)      has knowledge of (A) the occurrence of a Reportable Event with respect to a Plan; (B) any event which has occurred or any action which has been taken to amend or terminate a Plan as referred to in clauses (ii) and (vi) of Section 6.01(h); (C) any event which has occurred or any action which has been taken which could result in complete withdrawal, partial withdrawal, or secondary liability for withdrawal liability payments with respect to a Multiemployer Plan as referred to in clause (vii) of Section 6.01(h); or (D) any action which has been taken in furtherance of, any agreement which has been entered into for, or any petition which has been filed with a United States district court for, the appointment of a trustee for a Plan as referred to in clause (iii) of Section 6.01(h), or

(iii)     files a notice of intent to terminate a Plan with the Internal Revenue Service or the PBGC; or files with the Internal Revenue Service a request pursuant to Section 412(d) of the Code for a variance from the minimum funding standard for a Plan; or files a return with the Internal Revenue Service with respect to the tax imposed under Section 4971(a) of the Code for failure to meet the minimum funding standards established under Section 412 of the Code for a Plan, the Borrower will furnish to the Administrative Agent a copy of any notice received, request or petition filed and agreement entered into; the most recent Annual Report (Form 5500 Series) and attachments thereto for the Plan; the most recent actuarial report for the Plan; any notice, return or materials required to be filed with the Internal Revenue Service in connection with the event, action or filing; and a written statement of a Responsible Officer describing the event or the action taken and the reasons therefor.

(d)      Conduct of Business. The Borrower will, and will cause each Material Subsidiary to, do all things necessary (if applicable) to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where such failure to remain in good standing or to maintain such authority may not reasonably be expected to have a Material Adverse Effect. The Borrower will continue to engage in its business as conducted on the date hereof, and, except where such failure may not reasonably be expected to have a Material Adverse Effect, will cause its Subsidiaries to continue to engage in their business substantially as conducted on the date hereof.

(e)       Taxes. The Borrower will, and will cause each Subsidiary to, pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

(f)       Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all or substantially all of its Property, in such amounts and covering such risks as is consistent with sound business practice for Persons in substantially the same industry as the Borrower or such Subsidiary, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

(g)      Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject (including ERISA and applicable Environmental Laws), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(h)      Maintenance of Properties. The Borrower will, and will cause each Material Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to so maintain, preserve, protect and repair could not reasonably be expected to have a Material Adverse Effect.

(i)       Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders (coordinated through the Administrative Agent), at their sole cost and expense (except that if an Event of Default has occurred and is continuing, the Borrower will indemnify the Administrative Agent and the Lenders against such cost and expense), to inspect any of the Property, corporate books and financial records of the Borrower and such Subsidiary, to examine and make copies of the books of account and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable notice and at such reasonable times during the Borrower’s normal business hours and intervals as the Lenders may designate.

(j)       Merger. The Borrower will not, and will not permit any Material Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Material Subsidiary may merge into the Borrower or another Material Subsidiary and (b) the Borrower or any Material Subsidiary may merge or consolidate with any other Person, provided that (1) in the case of such a merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving corporation and (2) in the case of such a merger or consolidation involving a Material Subsidiary, a Material Subsidiary shall be the continuing or surviving corporation, provided further that nothing herein shall be deemed to prohibit a merger or consolidation by a Subsidiary with or into another Person (other than the Borrower) in connection with an exchange of bottling territories permitted under Sections 5.01(m)(ix) and 5.01(n)(vii), and provided further that in each case, prior to and after giving effect to any such merger or consolidation, no Default or Event of Default shall exist.

(k)      Preservation of Material Agreements. Except in connection with dispositions of assets or other transactions permitted by this Agreement, the Borrower will, and will cause its Subsidiaries to, use commercially reasonable efforts to maintain in full force and effect all material agreements necessary for the conduct of the Borrower’s business, except where such failure to so use such commercially reasonable efforts could not reasonably be expected to have a Material Adverse Effect.

(l)       Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, or suffer to exist any Lien in or on the Property of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(i)       the existing material Liens listed in Schedule II hereto (and extension, renewal and replacement Liens upon the same Property previously subject to an existing Lien, provided the amount secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the amount secured by the Lien previously existing);

(ii)      Liens arising from taxes, assessments, or claims described in Section 5.01(o) hereof that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such Section 5.01(o);

(iii)     deposits or pledges to secure worker’s compensation, unemployment insurance, old age benefits or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations, or stay, surety or appeal bonds, or other pledges or deposits of like nature and all in the ordinary course of business;

(iv)     Liens on Property securing all or part of the purchase price thereof (including without limitation Liens in respect of leases of personal or real Property) and Liens (whether or not assumed) existing in Property at the time of purchase thereof by the Borrower or a Subsidiary, as the case may be (and extension, renewal and replacement Liens upon the same property previously subject to a Lien described in this clause (iv), provided the amount secured by each Lien constituting such extension, renewal or replacement shall not exceed the amount secured by the Lien previously existing), provided that each such Lien is confined solely to the Property so purchased, improvements thereto and proceeds thereof;

(v)      Liens resulting from progress payments or partial payments under United States Government contracts or subcontracts thereunder;

(vi)     Liens arising from legal proceedings, so long as such proceedings are being contested in good faith by appropriate proceedings diligently conducted and execution is stayed on all judgments resulting from any such proceedings; and

(vii)    zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not in the aggregate materially detract from the value of a Property to, or materially impair its use in the business of, the Borrower or such Subsidiary.

(m)     Investments. The Borrower will not, and will not permit any Subsidiary to, at any time purchase, acquire or own any stock, bonds, notes or other securities of, or any partnership or other interest in, or make any capital contribution to, any other Person (any of the foregoing being referred to in this clause (m) as an “investment”), except:

(i)       investments, in addition to those otherwise permitted hereunder, listed on Schedule VI;

(ii)      investments in Subsidiaries listed in Schedule VI and investments in any cooperative providing bottling, canning or other productive goods or services to the Borrower or any Subsidiary;

(iii)     investments in obligations backed by the full faith and credit of the United States of America;

(iv)     investments in certificates of deposit issued (i) by any of the Lenders, or (ii) by any bank or by United States or Canadian commercial banks having shareholders’ equity of at least $500,000,000 and whose long term obligations are rated “AA” or “Aa” by Standard & Poor’s or Moody’s, respectively;

(v)      investments in commercial paper or corporate promissory notes maturing, or which may be redeemed by the holder, not more than six months after the date of acquisition and rated “A-1” by Standard & Poor’s Corporation or “P-1” by Moody’s;

(vi)     investments in repurchase agreements held in safekeeping at substantial repositories and secured by investments of the kind listed in clauses (iii), (iv) and (v) above;

(vii)    investments in time deposits denominated in Dollars in commercial banks (including branch offices of United States banks) located in Western Europe and having shareholders’ equity of at least $500,000,000;

(viii)   investments in assets, franchises and businesses after the date hereof, the result of which does not cause the Borrower to violate any term of this Section 5.01, and as to which in the case of each such investment, the chief financial officer of the Borrower shall have sent to each Bank a certificate certifying that the acquisition is permitted hereunder including this clause (m), and in the event that the purchase price of any soft drink bottling assets, franchises and business acquired singly or as a group exceeds $50,000,000 shall have sent to each Lender a copy of audited and/or unaudited financial statements for the most recently completed fiscal year and interim period relating to the assets, franchises and businesses acquired;

(ix)     investments in Persons, assets, franchises and businesses after the date hereof in connection with an exchange of bottling territories; provided that on a pro forma basis after giving effect to each such investment (including without limitation giving effect to Acquisition Cash Flow for the relevant period) and the related disposition of bottling territories by the Borrower or its Subsidiaries, the Borrower remains in compliance with the covenants set forth in Sections 5.01(q) and (r);

(x)      investments in wholly-owned Subsidiaries formed for the purpose of making investments permitted hereunder; and

(xi)     other investments not exceeding $5,000,000 in the aggregate at any time for the Borrower and all Subsidiaries; provided that anything herein to the contrary notwithstanding, the Borrower will not, and will not permit its Subsidiaries to, acquire controlling interests in any Person or Persons whose principal business is outside the beverage industry if the aggregate consideration paid in respect of all such acquisitions after the date hereof would exceed $125,000,000.

(n)      Asset Dispositions. The Borrower will not, and will not permit any Subsidiary to, sell, convey, assign, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this clause (n) as a “transaction” and any series of related transactions constituting but a single transaction), any of its Property, tangible or intangible, except:

(i)       transactions (including sales of trucks, vending machines and other equipment) in the ordinary course of business;

(ii)      transactions between Consolidated Subsidiaries or between the Borrower and Consolidated Subsidiaries;

(iii)     any sale of real property not used in the current operations of the Borrower, provided that the aggregate proceeds of sales pursuant to this clause (iii) shall not exceed $25,000,000 in any fiscal year of the Borrower;

(iv)     other sales, conveyances, assignments or other transfers or dispositions in immediate exchange for cash or tangible assets, subject to prior approval in each case by the Majority Lenders;

(v)      other sales, conveyances, assignments or other transfers or dispositions that do not in the aggregate exceed $10,000,000 in any fiscal year of the Borrower;

(vi)     the sale for cash of any and all accounts receivable in a face amount not to exceed $50,000,000;

(vii)    dispositions of Persons, assets, franchises and businesses after the date hereof in connection with an exchange of bottling territories; provided that on a pro forma basis after giving effect to any such disposition and the related acquisition of bottling territories by the Borrower or its Subsidiaries, the Borrower remains in compliance with the covenants set forth in Sections 5.01(q) and (r); and

(viii)   transfers or dispositions for cash, other than as provided by clauses (i) through (vii) above, if on the date of the consummation thereof, if such date is prior to the Commitment Termination Date, the Commitments are permanently reduced on such date by the amount equal to the cash proceeds of such transfers or dispositions less the amount of transaction costs and income taxes incurred by the Borrower or one of its Subsidiaries in connection with such transfer or disposition.

(o)      Taxes. The Borrower will, and will cause each Subsidiary to, pay or discharge any of the following described taxes, assessments, charges, levies, claims and liabilities which are material to the Borrower and its Subsidiaries when taken as a whole:

(i)       on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges or levies imposed upon it or any of its Property or income;

(ii)      on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such Property; and

(iii)     on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such Property (other than Liens not forbidden by Section 5.01(l) hereof) or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower or such Subsidiary in a case under Title 11 (Bankruptcy) of the United States Code, as amended, or in any insolvency proceeding or dissolution or winding-up involving the Borrower or such Subsidiary;

provided that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, the Borrower or such Subsidiary need not pay or discharge any such tax, assessment, charge, levy, claim or current liability so long as the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and so long as such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor and so long as such failure to pay or discharge does not have a material adverse effect on the business, operations or financial condition of the enterprise comprised of the Borrower and its Subsidiaries taken as a whole.

(p)      Subsidiary Debt. The Borrower will not permit any Subsidiary to incur or permit to exist any Indebtedness except Indebtedness to the Borrower or another Subsidiary.

(q)      Cash Flow/Fixed Charges Ratio. The Borrower will not permit the Cash Flow/Fixed Charges Ratio, as determined quarterly as of the last day of each fiscal quarter of the Borrower (and treating such fiscal quarter as having been completed), to be less than 1.5 to 1.

(r)       Consolidated Funded Indebtedness/Cash Flow Ratio. The Borrower will not permit the Consolidated Funded Indebtedness/Cash Flow Ratio, as determined quarterly as of the last day of each fiscal quarter of the Borrower (and treating such fiscal quarter as having been completed), to exceed 6.0 to 1.

(s)       The Borrower will not, and will not permit its Subsidiaries to, incur Contingent Obligations in respect of Indebtedness of any Person in excess of $100,000,000 in the aggregate at any time (excluding Contingent Obligations existing on the date hereof and disclosed in Schedule VII).

ARTICLE 6
EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)       The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or any Facility Fee or Utilization Fee or any other amount payable hereunder when due and such failure remains unremedied for three Business Days; or

(b)      Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in any certificate or opinion delivered in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c)       (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(b), (c)(1), (j), (q) or (r), (ii) the Borrower shall fail to perform or observe the covenant contained in Section 5.01(a) and such failure remains unremedied for five Business Days or (iii) Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, and such failure, in the case of this clause (iii), remains unremedied for 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent; or

(d)      The Borrower or any of its Subsidiaries shall fail to pay any principal of or interest on any other Indebtedness which is outstanding in an aggregate principal amount of at least $25,000,000, or its equivalent in other currencies (in this clause (d) called “Material Indebtedness”), in the aggregate when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness, or to require the same to be prepaid or defeased (other than by a regularly required payment); or

(e)       The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)       (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition with respect to it or its debts under any such law, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its Property, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its Property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above;

(g)      A Change in Control shall occur; or

(h)      The Majority Lenders shall determine in good faith (which determination shall be conclusive) that the potential liabilities associated with the events set forth in clauses (i) through (vii) below, individually or in the aggregate, could have a Material Adverse Effect:

(i)       The PBGC notifies a Plan pursuant to Section 4042 of ERISA by service of a complaint, threat of filing a law suit or otherwise of its determination that an event described in Section 4042(a) of ERISA has occurred, a Plan should be terminated or a trustee should be appointed for a Plan; or

(ii)      Any action is taken to terminate a Plan pursuant to its provisions or the plan administrator files with the PBGC a notice of intent to terminate a Plan in accordance with Section 4041 of ERISA; or

(iii)     Any action is taken by a plan administrator to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA; or

(iv)     A return is filed with the Internal Revenue Service, or a Plan is notified by the Secretary of the Treasury that a notice of deficiency under Section 6212 of the Code has been mailed, with respect to the tax imposed under Section 4971(a) of the Code for failure to meet the minimum funding standards established under Section 412 of the Code; or

(v)      A Reportable Event occurs with respect to a Plan; or

(vi)     Any action is taken to amend a Plan to become an employee benefit plan described in Section 4021(b)(1) of ERISA, causing a Plan termination under Section 4041(e) of ERISA; or

(vii)    The Borrower or any member of a Controlled Group receives a notice of liability or demand for payment on account of complete withdrawal under Section 4203 of ERISA, partial withdrawal under Section 4205 of ERISA or on account of becoming secondarily liable for withdrawal liability payments under Section 4204 of ERISA (sale of assets); or

(i)       The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money, either singly or in the aggregate, in excess of $25,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default with respect to the Borrower of the kind referred to in clause (e) or (f) above (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE 7
THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability to the Lenders under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Citibank and Affiliates. With respect to its Commitment and the Advances made by it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final-non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent that, unless a Default or Event of Default shall have occurred and then be continuing, is reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having total assets of at least $1,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07. Arrangers. Each Arranger, in its capacity as such, shall have no obligation or responsibility hereunder and shall not become liable in any manner hereunder to any party hereto.

ARTICLE 8
MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders, or by the Borrower and the Administrative Agent on behalf of the Majority Lenders, and no waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Majority Lenders; provided, however, that no amendment, or waiver shall, unless in writing and signed by all the Lenders or by the Administrative Agent with the consent of all the Lenders, do any of the following: (a) increase or extend the Commitments, (b) reduce the principal of, or interest on, the Notes or any fees (other than the Administrative Agent’s fee referred to in Section 2.03(c)) or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees (other than the Administrative Agent’s fee referred to in Section 2.03(c)) or other amounts payable hereunder, (d) change the second sentence of Section 2.13(a), (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances which shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; provided further that no amendment or waiver shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement. This Agreement and the agreement referred to in Section 2.03(c) and the Communications Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and thereof.

SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered by hand:

(a)       if to the Borrower:

Coca-Cola Bottling Co. Consolidated
4100 Coca-Cola Plaza
Charlotte, NC 28211
Attention: Vice President & Treasurer

Telephone No.:  (704) 557-4633
Telecopier No.:  (704) 557-4451

(b)      if to the Administrative Agent:

Citibank, N.A.
Two Penns Way, Suite 200
New Castle, Delaware 19720

Attention:  Kimberly Eidam-Melendez

Telephone No.:  (302) 894-6012
Telecopier No.:  (212) 994-0961

(c)       if to any Lender, at the Domestic Lending Office of such Lender;

or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall be deemed to have been duly given or made (i) in the case of hand deliveries, when delivered by hand, (ii) in the case of mailed notices, three Business Days after being deposited in the mail, postage prepaid, and (iii) in the case of telecopier notice, when transmitted and confirmed during normal business hours (or, if delivered after the close of normal business hours, at the beginning of business hours on the next Business Day), except that notices and communications to the Administrative Agent pursuant to Article 2 or 7 shall not be effective until received by the Administrative Agent; provided that each Lender acknowledges and accepts the terms of the Communications Agreement and agrees that Communications (as defined in the Communications Agreement) may be made available to such Lender as provided in the Communications Agreement, agrees to provide to the Administrative Agent, promptly after the date of this Agreement, an e-mail address for receipt of each notice to such Lender that Communications have been posted on the Platform referred to in the Communications Agreement, and agrees that such notice to such Lender of such posting shall constitute effective delivery of such Communications to such Lender hereunder.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs, Expenses and Indemnification.

(a)       The Borrower agrees to pay and reimburse on demand (i) all reasonable costs and expenses of the Administrative Agent and each Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and (ii) all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent and each of the Lenders), incurred by the Administrative Agent or any Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a). Such reasonable fees and out-of-pocket expenses shall be reimbursed by the Borrower upon presentation to the Borrower of a statement of account, regardless of whether this Agreement is executed and delivered by the parties hereto or the transactions contemplated by this Agreement are consummated.

(b)      (i) The Borrower hereby agrees to indemnify the Administrative Agent, each Arranger, each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all direct claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article 3 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such direct claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(ii) The Borrower hereby further agrees that (i) no Indemnified Party shall have any liability to the Borrower for or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances, except to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct and (ii) the Borrower will not assert any claim against the Administrative Agent or any Lender, any of their respective Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or relating to this Agreement or the actual or proposed use of any Advance.

(iii) Nothing herein shall be deemed to limit the provisions of the Communications Agreement.

(c)       If any payment of principal of, or Conversion or Continuation of, any Eurodollar Rate Advance of a Lender is made on a day other than the last day of an Interest

Period for such Advance as a result of any optional or mandatory prepayment, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses (other than loss of profit) which it may reasonably incur as a result of such payment, Continuation or Conversion and the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance. A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 8.05. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, provided that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.06. Assignments and Participations.

(a)       Each Lender may, with notice to and the consent of the Administrative Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower (such consents not to be unreasonably withheld), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided that:

(i)       each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations of the assigning Lender under this Agreement,

(ii)      except in the case of an assignment by a Lender to one of its Affiliates or to another Lender, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (unless the Borrower and the Administrative Agent otherwise agree) be less than the lesser of (x) such Lender’s Commitment hereunder and (y) $5,000,000 or an integral multiple of $1,000,000 in excess thereof,

(iii)     each such assignment shall be to an Eligible Assignee,

(iv)     the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and

(v)      the parties to each such assignment (other than the Borrower) shall deliver to the Administrative Agent a processing and recordation fee of $3,500.

Upon such execution, delivery, acceptance and recording, from and after the Closing Date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)      By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)       Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed (and the Borrower and the Administrative Agent shall have consented to the relevant assignment) and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)      The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and, with respect to Lenders, the Commitment of, and principal amount of the Advances owing to, each such Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for the purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)       Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) in any proceeding under the Federal Bankruptcy Code in respect of the Borrower, such Lender shall remain and be, to the fullest extent permitted by law, the sole representative with respect to the rights and obligations held in the name of such Lender (whether such rights or obligations are for such Lender’s own account or for the account of any participant) and (v) no participant under any such participation agreement shall have any right to approve any amendment or waiver of any provision of this Agreement, or to consent to any departure by the Borrower therefrom, except to the extent that any such amendment, waiver or consent would (x) reduce the principal of, or interest on, the Notes, in each case to the extent the same are subject to such participation, or (y) postpone any date fixed for the payment of principal of, or interest on, the Advances, in each case to the extent the same are subject to such participation.

(f)       Any Lender may, in connection with any permitted assignment or participation or proposed assignment or participation pursuant to this Section 8.06 and subject to the provisions of Section 8.12, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or any of its Subsidiaries or Affiliates furnished to such Lender by or on behalf of the Borrower.

(g)      Notwithstanding any other provision set forth in this Agreement, any Lender may at any time, without the consent of the Administrative Agent or the Borrower, create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h)      Notwithstanding any other provision set forth in this Agreement, any Lender may at any time, without the consent of the Administrative Agent or the Borrower, assign to an Affiliate of such Lender all or any portion of its rights (but not its obligations) under this Agreement.

SECTION 8.07. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 8th Avenue, 13th Floor, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of the Borrower and its Property service of the copies of the summons and complaint and any other process which may be served in any such legal proceedings brought in any such court, and the Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 8.08. Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any counterpart hereof may be executed and delivered via telecopier, and each such counterpart so executed and delivered shall have the same force and effect as an originally executed and delivered counterpart hereof.

SECTION 8.10. Survival. The obligations of the Borrower under Sections 2.02(c), 2.07, 2.11, 2.14 and 8.04, and the obligations of the Lenders under Section 7.05, shall survive the repayment of the Advances and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by any Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading.

SECTION 8.11. Waiver of Jury Trial. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.12. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower or any of its Subsidiaries or Affiliates pursuant to this Agreement in confidence and for use in connection with this Agreement, including without limitation for use in connection with its rights and remedies hereunder, except for disclosure (a) to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender, (c) to regulatory officials, (d) as requested pursuant to or as required by law, regulation, or legal process, (e) in connection with any legal proceeding to which such Lender is a party and (f) to a proposed assignee or participant permitted under Section 8.06 which shall have agreed in writing to keep such disclosed confidential information confidential in accordance with this Section.

SECTION 8.13. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender and neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower COCA-COLA BOTTLING CO. CONSOLIDATED
By

Name:
Title:

Administrative Agent CITIBANK, N.A., as Administrative Agent
By

Name:
Title:

Banks CITIBANK, N.A.
By

Name:
Title:

FLEET NATIONAL BANK
By

Name:
Title:

SUNTRUST BANK
By

Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION
By

Name:
Title:

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A. “RABOBANK INTERNATIONAL”, NEW YORK BRANCH
By

Name:
Title:

By

Name:
Title:

BRANCH BANKING AND TRUST COMPANY
By

Name:
Title:

SCHEDULE I

Banks and Commitments

Bank	Commitment

Citibank, N.A.	$ 30,000,000
Wachovia Bank, National
Association	30,000,000
Coöperatieve Centrale	20,000,000
Raiffeisen-Boerenleenbank B.A.
“Rabobank International”, New York
Branch
Fleet National Bank	20,000,000
SunTrust Bank	20,000,000
Branch Banking and Trust Company	5,000,000

Total	$125,000,000

 Schedule I

SCHEDULE II

Existing Liens

None

Schedule II

SCHEDULE III

Litigation

Schedule III

SCHEDULE IV

Material Subsidiaries

Schedule IV

SCHEDULE V

Material Agreements

Schedule V

SCHEDULE VI

Existing Investments

Schedule VI

SCHEDULE VII

Existing Contingent Obligations

Schedule VII

EXHIBIT A

NOTICE OF BORROWING

Citibank, N.A., as Administrative
  Agent for the Lenders parties
  to the Credit Agreement
  referred to below
Two Penns Ways, Suite 200
New Castle, Delaware 19720
Attention:

[Date]

Ladies and Gentlemen:

The undersigned, Coca-Cola Bottling Co. Consolidated (the “Borrower”), refers to the Credit Agreement, dated as of December 20, 2002 (as from time to time amended, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing (the “Proposed Borrowing”) under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing as required by Section 2.02(a) of the Credit Agreement:

(i)       The Business Day of the Proposed Borrowing is ___________ __, _____.

(ii)      The Type of Advances initially comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii)     The amount of the Proposed Borrowing is $________________.

[(iv)    The initial Interest Period for each Advance made as part of the Proposed Borrowing is _______ month[s]]1.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a)       the representations and warranties contained in Section 4.01 of the Credit Agreement (excluding, in the case of a Borrowing after the initial Borrowing, the Excluded Representations) are correct in all material respects, before and after giving

___________________

1      For Eurodollar Rate Advances only

Notice of Borrowing

effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(b)      no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Default.

Very truly yours, COCA-COLA BOTTLING CO. CONSOLIDATED
By

Title:

Notice of Borrowing

EXHIBIT B

ASSIGNMENT AND ACCEPTANCE

Dated ____________ __, _____

Reference is made to the Credit Agreement dated as of December 20, 2002 (as from time to time amended, the “Credit Agreement”) among Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

_______________ (the “Assignor”) and _______________ (the “Assignee”) agree as follows:

1.        The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement, including, without limitation, such interest in the Assignor’s Commitment and the Advances owing to the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth in Schedule 1.

2.        The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.        The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it

Assignment and Acceptance

will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].1

4.        Following the execution of this Assignment and Acceptance by the Assignor and the Assignee and the consent of the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The Closing Date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Closing Date”).

5.        Upon such acceptance and recording by the Administrative Agent, as of the Closing Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.        Upon such acceptance and recording by the Administrative Agent, from and after the Closing Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, Facility Fee and Utilization Fee with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Closing Date directly between themselves.

_______________________

1      If the Assignee is organized under the laws of a jurisdiction outside the United States.

Assignment and Acceptance

7.        This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

Assignment and Acceptance

SCHEDULE 1
to
ASSIGNMENT AND ACCEPTANCE

Percentage assigned to Assignee           __________________%

Assignee’s Commitment                     $__________________

Aggregate outstanding principal

  amount of Advances assigned           $__________________

Closing Date (if other than

  date of acceptance by

  Administrative Agent)*                                                                  __________ __, _____

[NAME OF ASSIGNOR], as Assignor
By

Title:

Schedule 1 to Assignment and Acceptance

[NAME OF ASSIGNEE], as Assignee
By

Title:

Domestic Lending Office:

*      This date should be no earlier than the date of acceptance by the Administrative Agent.

Accepted this ______ day
  of _______, ______

CITIBANK, N.A., as
  Administrative Agent

By_________________________
  Title:

CONSENTED TO:

COCA-COLA BOTTLING CO. CONSOLIDATED

By_________________________
  Title:

Schedule 1 to Assignment and Acceptance

EXHIBIT C

[Form of Opinion of Special Counsel to the Borrower]

December __, 2002

To the Banks party to the Credit
 Agreement referred to below

Citibank, N.A., as Administrative
 Agent
Two Penns Way, Suite 200
New Castle, Delaware 19720

Ladies and Gentlemen:

We have acted as counsel to Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the “Borrower”), in connection with the Credit Agreement dated as of December __, 2002 (the “Credit Agreement”) among the Borrower, the Lenders named therein and Citibank, N.A., as Administrative Agent, providing for loans to be made by said Lenders to the Borrower in an aggregate principal amount at any one time outstanding not to exceed $125,000,000. Terms defined in the Credit Agreement are used in this opinion letter as defined therein. This opinion letter is being delivered pursuant to Section 3.01(d) of the Credit Agreement.

As such counsel, we have examined originals or copies of the Credit Agreement. We have also examined such corporate records of the Borrower and such other documents as we have deemed necessary or appropriate for the purpose of giving the opinions herein expressed.

In giving the opinions expressed herein and making our investigations in connection herewith, we have assumed (a) the due authorization, execution and delivery by the parties thereto other than the Borrower of the documents examined by us, (b) the genuineness of all signatures of individuals, (c) the personal legal capacity of all individual signatories, (d) the authenticity of all documents presented to us as originals, and (e) the conformity to the originals of all documents presented to us as copies. We have also assumed that the terms of the Credit Agreement have not been modified, supplemented or qualified by any other agreements or understandings (written or oral) of the parties thereto, or by any course of dealing or trade custom or usage, in any manner affecting the opinions expressed herein.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina and the federal laws of the United States, and no opinion is expressed herein as to the laws of any other jurisdiction. We note that the Credit Agreement provides that it is to be governed by the laws of New York. Our opinion herein as to the legality, validity, binding effect and enforceability of the Credit Agreement is intended to address the legality, validity, binding effect and enforceability of the Credit Agreement under North Carolina and federal law were it,

Opinion of Special Counsel to the Borrower

notwithstanding such provision, governed by the laws of the State of North Carolina, and is not intended to address matters of New York law.

We express no opinion herein concerning the possible application to the Credit Agreement, the transactions contemplated thereby, or the obligations of the parties thereunder of Section 548 of the Bankruptcy Code, 11 U.S.C. §548, Sections 39-15 through 39-22 of the North Carolina General Statutes, or other similar laws relating to “fraudulent transfers” or “fraudulent conveyances.”

Opinions or statements herein given “to the best of our knowledge” and the factual matters on which we have relied in giving other opinions herein (except for our opinions as to corporate matters that we have given in reliance upon certificates of officers of the Borrower and public officials) are based upon (a) information coming to our attention in the course of our representation of the Borrower in connection with the transactions contemplated by the Credit Agreement, or otherwise actually known to the lawyers in our firm who have given substantive attention to such transactions, (b) the Borrower’s representations and warranties contained in the Credit Agreement, and (c) inquiries of representatives of the Borrower whom we believe to be reasonably well-informed as to the factual matters in question, but without any other investigations made for purposes of giving such opinions or statements unless otherwise stated herein. However, nothing has come to our attention in the course of our representation of the Borrower in connection with the transactions contemplated by the Credit Agreement that would cause us to believe that our reliance thereon for purposes of such opinions is unwarranted.

Our opinion herein as to the due organization of the Borrower is based solely upon our examination of the Borrower’s articles of incorporation, as certified by the Delaware Secretary of State, and a certificate of an officer of the Borrower to the effect that the Borrower has duly issued shares of its capital stock, adopted bylaws, established a Board of Directors, and appointed officers.

Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that:

1.         The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.         The Borrower has all requisite corporate power to execute and deliver, and to perform its obligations and to incur liabilities under, the Credit Agreement.

3.         The execution, delivery and performance by the Borrower of, and the incurrence by the Borrower of liabilities under, the Credit Agreement have been duly authorized by all necessary corporate action on the part of the Borrower.

4.         The Credit Agreement has been duly executed and delivered by the Borrower.

5.         The Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

Opinion of Special Counsel to the Borrower

6.         No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the United States of America is required on the part of the Borrower for the execution, delivery or performance by the Borrower of, or for the incurrence by the Borrower of any liabilities under, the Credit Agreement.

7.         The execution, delivery and performance by the Borrower of, and the consummation by the Borrower of the transactions contemplated by, the Credit Agreement do not and will not violate (a) any provision of the charter or by-laws of the Borrower, (b)  any applicable law, rule or regulation of the United States of America (including, without limitation, Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as amended), (c)  any order, writ, injunction or decree of any court or governmental authority or agency or any arbitral award applicable to the Borrower and its Subsidiaries of which we have knowledge (after due inquiry), or result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which we have knowledge (after due inquiry) to which the Borrower and its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or result in the creation or imposition of any Lien upon any property of the Borrower pursuant to the terms of any such agreement or instrument.

8.         Other than as disclosed in filings of the Borrower with the Securities and Exchange Commission or as set forth in a schedule to the Credit Agreement, we have no knowledge (after due inquiry) of any legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or threatened against or affecting the Borrower or any of its Subsidiaries or any of their respective Properties that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

9.         The Borrower is not an “investment company”, or a Person “controlled by” an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

The opinions expressed above are subject to the following qualifications, exceptions and limitations in addition to those set forth above:

(a)       Enforceability of the Credit Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal laws from time to time in effect which affect the enforcement of creditors’ rights generally.

(b)      Enforceability of the Credit Agreement is subject to general equitable principles and to general standards of commercial reasonableness.

(c)       Certain waivers and remedial provisions contained in the Credit Agreement may not be enforceable; however, we believe that the Credit Agreement, taken as a whole, contain adequate and customary provisions for the practical realization of the benefits and security purported to be provided thereby.

Opinion of Special Counsel to the Borrower

(d)      Provisions of the Credit Agreement purporting to require that waivers be in writing may be ineffective to preclude oral waivers or waivers by conduct or course of dealing.

(e)       Provisions of the Credit Agreement purporting to reconstitute the terms thereof as necessary to avoid a claim or defense of usury may be invalid and unenforceable.

(f)       Provisions of the Credit Agreement purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefor, may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees.

(g)      Provisions of the Credit Agreement purporting to release, exculpate or indemnify a party as to such party’s liability for its own acts or omissions, to the extent such acts or omissions involve such party’s gross negligence, recklessness, willful misconduct or unlawful conduct, may not be enforceable.

(h)      No opinion is expressed as to the validity or enforceability of provisions of the Credit Agreement relating to indemnity and contribution for liabilities under federal or state securities laws.

(i)       We express no opinion as to the enforceability of any choice of law provision in the Credit Agreement.

This opinion letter is delivered solely for your benefit in connection with the closing under the Credit Agreement and may not be relied upon by any other person or for any other purpose without our prior written consent. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Very truly yours,

KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.

Opinion of Special Counsel to the Borrower

EXHIBIT D

[Form of Opinion of Special New York
Counsel to the Administrative Agent]

[date]

To the Banks party to the
  Credit Agreement referred to
  below
Citibank, N.A., as Administrative
  Agent
399 Park Avenue
New York, New York 10043

Ladies and Gentlemen:

We have acted as special New York counsel to Citibank, N.A. (the “Administrative Agent”), as Administrative Agent, in connection with the Credit Agreement dated as of December __, 2002 (the “Credit Agreement”) among Coca-Cola Bottling Co. Consolidated (the “Borrower”), the lenders named therein and the Administrative Agent, providing for loans to be made by said lenders to the Borrower in an aggregate principal amount not exceeding $125,000,000. Terms defined in the Credit Agreement are used herein as defined therein. This opinion is being delivered pursuant to Section 3.01(e) of the Credit Agreement.

In rendering the opinions expressed below, we have examined the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.

In rendering the opinions expressed below, we have assumed, with respect to the Credit Agreement, that:

(i)       the Credit Agreement has been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinions below as to the Borrower) constitutes legal, valid, binding and enforceable obligations of, all of the parties thereto;

(ii)      all signatories to the Credit Agreement have been duly authorized; and

(iii)     all of the parties to the Credit Agreement are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the Credit Agreement.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit

Form of Opinion of Special New York Counsel to the Administrative Agent

Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(a)       The enforceability of Section 8.04(b) of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness or willful or unlawful conduct.

(b)      The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(c)       We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose, (ii) Section 2.15 of the Credit Agreement, (iii) the second sentence of Section 8.07 of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (iv) the waiver of inconvenient forum set forth in Section 8.07 of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York and (v) Section 8.08 of the Credit Agreement.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

Form of Opinion of Special New York Counsel to the Administrative Agent

This opinion letter is, pursuant to Section 3.01(e) of the Credit Agreement, provided to you by us in our capacity as special New York counsel to the Administrative Agent and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

WFC/RJW

Form of Opinion of Special New York Counsel to the Administrative Agent

EXHIBIT E

COMPLIANCE CERTIFICATE

To:     The Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of December __, 2002 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Coca-Cola Bottling Co. Consolidated, certain Lenders and Citibank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.         I am the duly elected Chief Financial Officer of the Borrower;

2.         I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.         The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.         Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

Compliance Certificate

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of_________, 20__.

Compliance Certificate

EXHIBIT F

[Form of Communications Agreement]

COMMUNICATIONS AGREEMENT

Reference is made to the [$_____________] Credit Agreement dated as of December __, 2002 (as amended, supplemented and otherwise modified from time to time, the “Credit Agreement”), among Coca-Cola Bottling Co. Consolidated (the “Borrower”), the lenders named therein (the “Banks”), and Citibank, N.A., as administrative agent (the “Administrative Agent”). Capitalized terms used and not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a Borrowing, (ii) provides notice of any Default or Event of Default or (iii) is required to be delivered to satisfy any condition precedent to the payment under the Credit Agreement thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@ssmb.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Agreement, but only to the extent requested by the Administrative Agent.

The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on “e-Disclosure” (the “Platform”), the Administrative Agent’s internet delivery system that is part of SSB Direct, Global Fixed Income’s primary web portal.

Although the primary web portal is secured with a dual firewall and a User ID/Password Authorization System and the Platform is secured through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE COMMUNICATIONS AND THE PLATFORM ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE CITIGROUP PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY

Form of Communications Agreement

FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS OR THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE CITIGROUP PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.

IN NO EVENT SHALL CITIGROUP INC. OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “CITIGROUP PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY CITIGROUP PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH CITIGROUP PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Agreement.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to the Credit Agreement in any other manner specified in the Credit Agreement.

Except as modified hereby, the Credit Agreement and all other documents executed in connection therewith shall remain in full force and effect.

This Agreement shall terminate on the date that neither Citibank, N.A. nor any of its Affiliates is the Administrative Agent under the Credit Agreement.

This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Communications Agreement

In witness whereof, the undersigned have executed this Agreement as of December __, 2002.

COCA-COLA BOTTLING CO. CONSOLIDATED
By

Name:
Title:

CITIBANK, N.A., as Administrative Agent
By

Name:
Title:

Form of Communications Agreement